Filed Pursuant to Rule 433

Registration No. 333-271922

August 7, 2025

Supplementing the Preliminary

Prospectus Supplement dated August 7, 2025

(To Prospectus dated May 15, 2023)

MPLX LP

Pricing Term Sheet

August 7, 2025

$1,250,000,000 4.800% Senior Notes due 2031

$750,000,000 5.000% Senior Notes due 2033

$1,500,000,000 5.400% Senior Notes due 2035

$1,000,000,000 6.200% Senior Notes due 2055

Issuer:	MPLX LP

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2/BBB/BBB

Net proceeds (after underwriting discounts but before expenses) to the Issuer:	$4,426,747,500.00

Trade Date:	August 7, 2025

Settlement Date**:	August 11, 2025 (T+2)

4.800% Senior Notes due 2031

Principal Amount:	$1,250,000,000

Maturity Date:	February 15, 2031

Coupon:	4.800%

Price to Public:	99.880% of the principal amount plus accrued interest, if any, from August 11, 2025

Yield to Maturity:	4.825%

Spread to Benchmark Treasury:	+103 bps

Benchmark Treasury:	3.875% due July 31, 2030

Benchmark Treasury Price / Yield:	100-11+ / 3.795%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2026, to holders of record at the close of business on the preceding February 1 and August 1, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+20 bps (at any time before January 15, 2031)

Par Call:	At any time on or after January 15, 2031

Special Mandatory Redemption:	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest under the circumstances described in the preliminary prospectus supplement for this offering.

CUSIP / ISIN:	55336VCA6 / US55336VCA61

5.000% Senior Notes due 2033

Principal Amount:	$750,000,000

Maturity Date:	January 15, 2033

Coupon:	5.000%

Price to Public:	98.936% of the principal amount plus accrued interest, if any, from August 11, 2025

Yield to Maturity:	5.175%

Spread to Benchmark Treasury:	+118 bps

Benchmark Treasury:	4.000% due July 31, 2032

Benchmark Treasury Price / Yield:	100-01 / 3.995%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2026, to holders of record at the close of business on the preceding January 1 and July 1, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+20 bps (at any time before November 15, 2032)

Par Call:	At any time on or after November 15, 2032

Special Mandatory Redemption:	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest under the circumstances described in the preliminary prospectus supplement for this offering.

CUSIP / ISIN:	55336VCB4 / US55336VCB45

5.400% Senior Notes due 2035

Principal Amount:	$1,500,000,000

Maturity Date:	September 15, 2035

Coupon:	5.400%

Price to Public:	98.943% of the principal amount plus accrued interest, if any, from August 11, 2025

Yield to Maturity:	5.537%

Spread to Benchmark Treasury:	+130 bps

Benchmark Treasury:	4.250% due May 15, 2035

Benchmark Treasury Price / Yield:	100-03 / 4.237%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2026, to holders of record at the close of business on the preceding March 1 and September 1, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+20 bps (at any time before June 15, 2035)

Par Call:	At any time on or after June 15, 2035

CUSIP / ISIN:	55336VCC2 / US55336VCC28

6.200% Senior Notes due 2055

Principal Amount:	$1,000,000,000

Maturity Date:	September 15, 2055

Coupon:	6.200%

Price to Public:	98.277% of the principal amount plus accrued interest, if any, from August 11, 2025

Yield to Maturity:	6.328%

Spread to Benchmark Treasury:	+150 bps

Benchmark Treasury:	4.625% due February 15, 2055

Benchmark Treasury Price / Yield:	96-26+ / 4.828%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2026, to holders of record at the close of business on the preceding March 1 and September 1, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+25 bps (at any time before March 15, 2055)

Par Call:	At any time on or after March 15, 2055

CUSIP / ISIN:	55336VCD0 / US55336VCD01

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Goldman Sachs & Co. LLC

BofA Securities, Inc.

Mizuho Securities USA LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Co-Managers:

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Comerica Securities, Inc.

Siebert Williams Shank & Co., LLC

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, BofA Securities, Inc. toll-free at 1-800-294-1322, Mizuho Securities USA LLC telephone: (toll-free) 866-271-7403, TD Securities (USA) LLC telephone (toll-free): 855-495-9846 or Wells Fargo Securities, LLC telephone (toll-free): 1-800-645-3751.

**

It is expected that delivery of the notes will be made against payment therefor on or about August 11, 2025, which is the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is more than one business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.